Product Name	CUSIP	Ticker	Closing Date	Closing Price	Indicative Value Ticker	Closing Indicative Date	Closing Indicative Value	Shares Outstanding	Market Capitalization	Fee
ETNs Linked to Credit Suisse Long/Short Liquid Index (Net)	22542D878	CSLS	05 Oct 2010	$21.21	CSLSIV	05 Oct 2010	$21.18	943,809	$20,018,189	0.45%
ETNs Linked to Credit Suisse Merger Arbitrage Liquid Index (Net)	22542D845	CSMA	05 Oct 2010	$20.02	CSMAIV	05 Oct 2010	$20	750,000	$15,015,000	0.55%

You may access the applicable pricing supplements related to the offerings above on the SEC website at:

CSLS: http://www.sec.gov/Archives/edgar/data/1053092/000104746910006520/a2199400z424b2.htm

CSMA: http://www.sec.gov/Archives/edgar/data/1053092/000095010310002895/dp19449_424b2-etn3.htm

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the applicable pricing supplements, the underlying supplement dated June 24, 2010, if applicable, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in these offerings will arrange to send you the applicable pricing supplement, underlying supplement, if applicable, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

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